As filed with the Securities and Exchange Commission on May 19, 2020

Registration No. 333-237701

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Ra Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	38-3661826
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Will McGuire

2070 Las Palmas Drive

Carlsbad, CA 92011

760-804-1648

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters	Robert F. Charron
Wilson Sonsini Goodrich & Rosati, P.C.	Ellenoff Grossman & Schole LLP
12235 El Camino Real	1345 Avenue of the Americas
San Diego, CA 92130	New York, NY 10105
Tel: (858) 350-2300	Phone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-237701) (the “Registration Statement”) is being filed for the sole purpose of filing a revised Exhibit 5.1 as indicated in Part II of this Amendment No. 2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. The preliminary prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses paid or payable by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to Be Paid
SEC registration fee	$4,008
FINRA filing fee	5,132
Printing expenses	20,000
Legal fees and expenses	200,000
Accounting fees and expenses	125,000
Other fees and expenses	63,860
Total	418,000

Item 14. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contains provisions that eliminate the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated certificate of incorporation and amended and restated bylaws of the Registrant will provide that:

The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees, and agents.

The Registrant has entered into indemnification agreements with its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.Recent Sales of Unregistered Equity Securities.

Since January 1, 2017, the Registrant has issued the following unregistered securities:

Common Stock Issuances

(a)

From August 2016 to May 2017 the Registrant sold 667,500 shares of its common stock, at a purchase price of $8.00 per share, to investors in connection with its 2016 financing for aggregate cash consideration of $5.3 million.

(b)

From September 2017 to May 2018 the Registrant sold 731,280 shares of its common stock, at a purchase price of $25.00 per share, to investors in connection with its 2017 financing for aggregate cash consideration of $18.3 million.

The offers, sales, and issuances of the securities described in Items 15(a) and 15(b)were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. With respect to the offers, sales, and issuances of the securities described in Items 15(a), all purchasers were “accredited investors” as that term is defined under Item 501 of Regulation D. In each case, the issuances were made, without any general solicitation or advertising, to a limited number of sophisticated purchasers with knowledge and experience of financial and business matters related to an investment in the Registrant’s securities. The purchasers of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Each of the purchasers of securities had adequate access, through employment, business or other relationships, to information about the Registrant.

Option and Restricted Stock Unit Issuances—Non-Executive Employees

Pursuant to the terms of its 2018 Stock Compensation Plan, the Registrant granted to its non-executive employees, consultants and other service providers (i) options to purchase an aggregate of 680,900 shares of its common stock at exercise prices of $28.94 per share on June 4, 2018; and (ii) 481,906 restricted stock units effective June 8, 2018.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The sales of these securities were made without any general solicitation or advertising.

Option and Restricted Stock Unit Issuances—Executive Officers and Directors

Pursuant to the terms of its 2018 Stock Compensation Plan, the Registrant granted to certain of its officers and directors (i) options to purchase an aggregate of 1,221,000 shares of its common stock at exercise prices of $28.94 per share on June 4, 2018; and (ii) 858,926 restricted stock units effective June 8, 2018.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The Registrant believes the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Reference is made to the attached Exhibit Index.
(b)	No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

(a)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

1.1	Engagement letter between the Registrant and H.C. Wainwright & Co., LLC, dated March 26, 2020.	S-1/A	333-237701	1.1	5/15/2020

3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	001-38677	3.1	10/1/2018

3.2	Amended and Restated Bylaws of the Registrant.	8-K	001-38677	3.2	10/1/2018

4.1	Specimen common stock certificate of the Registrant.	S-1	333-226191	4.1	7/16/2018

4.2	Description of Capital Stock.	10-K	001-38677	4.2	3/11/2020

4.3	Form of warrant offered hereby.	S-1/A	333-237701	4.3	5/15/2020

4.4	Form of pre-funded warrant offered hereby.	S-1/A	333-237701	4.4	5/15/2020

4.5	Form of placement agent warrant offered hereby.	S-1/A	333-237701	4.5	5/15/2020

4.6	Form of securities purchase agreement for the securities offered hereby.	S-1/A	333-237701	4.6	5/15/2020

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1	Lease Agreement by and between the Registrant and Lloyd Wells Gift Trust dated November 24, 1987, for the premises located at 2070 Las Palmas Drive, Carlsbad, California 92011 dated as of August 17, 2017.	S-1	333-226191	10.1	7/16/2018

10.2+	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers.	S-1	333-226191	10.2	8/24/2018

10.3+	Ra Medical Systems, Inc. 2018 Stock Compensation Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.3	7/16/2018

10.4+	Ra Medical Systems, Inc. 2018 Equity Incentive Plan and Forms of Award Agreement thereunder.	S-1	333-226191	10.4	9/17/2018

10.5+	Ra Medical Systems, Inc. 2018 Employee Stock Purchase Plan.	S-1	333-226191	10.5	9/17/2018

10.6+	Ra Medical Systems, Inc. Executive Incentive Compensation Plan.	S-1	333-226191	10.6	8/24/2018

10.7+	Ra Medical Systems, Inc. Form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement for executive officers.	S-1	333-226191	10.7	7/16/2018

10.8+	Change in Control and Severance Agreement, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.11	7/16/2018

10.9+	Change in Control and Severance Agreement, by and between the Registrant and Jeffrey Kraws, dated as of July 13, 2018.	S-1	333-226191	10.10	7/16/2018

10.10+	Change in Control and Severance Agreement, by and between the Registrant and Daniel Horwood, dated as of October 24, 2018.	10-Q	001-38677	10.1	11/14/2018

10.11+	Change in Control and Severance Agreement, by and between the Registrant and Jonathan Will McGuire, dated as of March 30, 2020.	S-1	333-237701	10.11	4/15/2020

10.12+	Confirmatory Employment Letter, by and between the Registrant and Andrew Jackson, dated as of July 13, 2018.	S-1	333-226191	10.15	7/16/2018

10.13+	Confirmatory Employment Letter, by and between the Registrant and Jeffrey Kraws, dated as of September 12, 2018.	S-1	333-226191	10.14	9/17/2018

10.14+	Employment Letter by and between the Registrant and Daniel Horwood, dated as of October 12, 2018.	10-Q	001-38677	10.2	11/14/2018

10.15+	Employment letter by and between the Registrant and Jonathan Will McGuire, dated as of March 9, 2020.	S-1	333-237701	10.15	4/15/2020

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	S-1/A	333-237701	23.1	5/15/2020

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Powers of Attorney of certain directors and officers of the Registrant (contained on signature page).	S-1	333-237701	24.1	4/15/2020

24.2	Powers of Attorney of certain directors of the Registrant.	S-1/A	333-237701	24.2	5/15/2020

*	Filed herewith.
**	To be filed by amendment
+	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on May 19, 2020.

RA MEDICAL SYSTEMS, INC.

By:	/s/ Jonathan Will McGuire
Name:	Jonathan Will McGuire
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Jonathan Will McGuire Jonathan Will McGuire	Director and Chief Executive Officer (Principal Executive Officer)	May 19, 2020

* Andrew Jackson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 19, 2020

* Martin Colombatto	Chairman of the Board of Directors	May 19, 2020

* Maurice Buchbinder, M.D.	Director	May 19, 2020

* William R. Enquist, Jr.	Director	May 19, 2020

* Richard Mejia, Jr.	Director	May 19, 2020

* Mark E. Saad	Director	May 19, 2020

* Joan Stafslien	Director	May 19, 2020

* By:	/s/ Jonathan Will McGuire
Jonathan Will McGuire
Attorney-in-fact